EXHIBIT 77H
CHANGES IN CONTROL OF REGISTRANT

For RiverSource 130/30 U.S. Equity Fund:

For the fiscal period ended April 30, 2008, RiverSource Investments, LLC, through its initial capital investment, was owner of record of more than 25% of the outstanding shares of the Fund.